Barrett Opportunity Fund, Inc.
(the “Fund”)
Registration # 811-02884
Form N-SAR
Annual Period Ended August 31, 2011

Sub-Item 77C:  Matters submitted to a vote of security holders

A Special Meeting of Shareholders of The Barrett Opportunity Fund, Inc. (the “Fund”) was held on March 30, 2011 (the “Special Meeting”) at the offices of Barrett Associates, Inc., the investment adviser to the Fund (the “Adviser”).  As of the record date, February 18, 2011, there were 2,056,124 shares issued and outstanding and entitled to vote at the Special Meeting.  A total of 1,309,219 shares were present in person or by proxy at the Special Meeting.

The purpose of the meeting was to consider and act upon the following proposals:

1.0)           To approve an Investment Advisory Agreement between Barrett Asset Management, LLC and the Fund.

The tabulation of the shareholder votes rendered the following results (in shares):

Proposal		For
1.0	To Approve an Investment Advisory Agreement	1,302,495	5,261	1,464

Accordingly, the proposals were approved by the Fund’s shareholders.